As filed with the Securities and Exchange Commission on September 8, 2006
Registration No. 333-________
333-42023
333-100187
333-117965

FORM S-8
REGISTRATION STATEMENT
AND
POST-EFFECTIVE AMENDMENT No. 1
TO REGISTRATION STATEMENTS
No. 333-42023, No. 333-100187 AND No. 333-117965
UNDER
THE SECURITIES ACT OF 1933
AIRGAS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	56-0732648 (I.R.S. Employer Identification No.)
259 North Radnor-Chester Road, Suite 100
Radnor, Pennsylvania 19087
(Address of Principal Executive Offices)
2006 EQUITY INCENTIVE PLAN
(Full Title of the Plan )
Dean A. Bertolino, Vice President, General Counsel and Secretary
Airgas, Inc.
259 North Radnor-Chester Road
Radnor, Pennsylvania 19087
(610) 687-5253
(Name and address of agent for service, telephone number, including area code, of agent for service)
Copies to:
Nancy D. Weisberg, Esquire
McCausland Keen & Buckman
Radnor Court, Suite 160
259 North Radnor-Chester Road
Radnor, Pennsylvania 19087-5257
(610) 341-1000
Calculation of Registration Fee

Proposed maximum
Title of Securities	Amount to be	Proposed maximum	aggregate	Amount of
to be registered(1)	Registered(2)	offering price per unit(4)	offering price(4)	registration fee(5)
Common Stock, $0.01 par value:
Shares registered under prior registration statements	8,592,638(3)	N/A(5)	N/A(5)	N/A(5)
Shares not previously registered	3,200,000	$34.18	$109,376,000	$11,703.23

(1)	Includes associated rights (the “Rights”) to purchase preferred or common stock. Until the occurrence of certain prescribed events, none of which has occurred, the Rights are not exercisable.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to include such additional shares as may become issuable pursuant to the anti-dilution provisions of the Airgas, Inc. (the “Company”) 2006 Equity Incentive Plan (the “2006 Plan”), the 1997 Stock Option Plan (the “1997 Plan”) and the 1997 Directors’ Stock Option Plan (the “Directors’ Plan”).

(3)	This registration statement is (1) a new registration statement; (2) a Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form S-8 (File No. 333-42023), as filed with the Securities and Exchange Commission on December 11, 1997 (the “December 1997 Registration Statement”); (3) a Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form S-8 (File No. 333-100187), as filed with the Securities and Exchange Commission on September 30, 2002 (the “September 2002 Registration Statement”); and (4) a Post-Effective Amendment No. 1 to the Registrant’s registration statement on Form S-8 (File No. 333-117965), as filed with the Securities and Exchange Commission on August 5, 2004 (the “August 2004 Registration Statement”). Collectively the December 1997 Registration Statement, the September 2002 Registration Statement, and the August 2004 Registration Statement are the “Prior Registration Statements.” The number of shares of the Registrant’s Common Stock being registered under this registration statement includes: (i) 3,200,000 shares of Common Stock newly authorized and reserved for issuance under the 2006 Plan; (ii) 1,311,799 shares remaining for issuance under the 1997 Plan and the Directors’ Plan; and (iii) up to 7,280,839 shares of Common Stock subject to outstanding options under the 1997 Plan and the Directors’ Plan that terminate, expire or are canceled without having been exercised and which will be reserved for issuance under the 2006 Plan upon such termination, expiration or cancellation.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act based upon the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on September 7, 2006, which was $34.18 per share.

(5)	The Registrant is paying a filing fee of $11,703.23 for the registration of 3,200,000 shares of Common Stock newly authorized and reserved for issuance under the 2006 Plan. The Registrant has previously filed with the Securities and Exchange Commission and paid the applicable registration fees totaling $25,886.65 with the Prior Registration Statements with respect to (a) the 1,311,799 shares of Common Stock remaining for issuance under the 1997 Plan and the Directors’ Plan which are authorized for issuance under the 2006 Plan, and (b) 7,280,839 shares of Common Stock subject to outstanding options previously reserved for issuance under the 1997 Plan and the Directors’ Plan, which will be reserved for issuance under the 2006 Plan upon the termination, expiration or cancellation of such options without having been exercised. The foregoing shares (collectively, the “Carryover Shares”) were registered for issuance under the following Prior Registration Statements: (a) the 1997 Plan on (i) the December 1997 Registration Statement, registering 8,000,000 shares of Common Stock and (ii) the September 2002 Registration Statement, registering 3,200,000 shares of Common Stock; and (b) the Directors’ Plan on (i) the December 1997 Registration Statement, registering 500,000 shares of Common Stock and (ii) the August 2004 Registration Statement, registering 300,000 shares of Common Stock. As a result, the registration fees paid with respect to the Carryover Shares registered under the Prior Registration Statements are being carried over to this registration statement in accordance with the principles set forth in Instruction E to Form S-8 (the “Instruction”) and Interpretation 89 under Section G, “Securities Act Forms” of the Manual of Publicly Available Telephone Interpretations of the Division of Corporations Finance and the Securities and Exchange Commission (as supplemented through September 2004) (the “Interpretation”). As described in the section entitled “Statement Pursuant to General Instruction E to Form S-8” below, the registration fees previously paid with the Prior Registration Statements for the Carryover Shares (8,592,638 shares) of the 11,792,638 shares being registered hereby under the 2006 Equity Incentive Plan are being carried forward to this Registration Statement.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8
          Airgas, Inc. has filed this registration statement to register under the Securities Act of 1933 the offer and sale of 11,792,638 shares of common stock, par value $0.01 per share, issuable pursuant to our 2006 Equity Incentive Plan (the “2006 plan”). The 2006 Plan was approved and adopted at our 2006 Annual Meeting of Stockholders held on August 9, 2006 and replaces the 1997 Stock Option Plan (the “1997 Plan”) and the 1997 Directors’ Stock Option Plan (the “Directors’ Plan), collectively the “Prior Plans.” The number of shares issuable under the 2006 Equity Incentive Plan is comprised of:
          1. 3,200,000 shares authorized for issuance under the 2006 Plan;
          2. 1,311,799 shares remaining for issuance under the 1997 Plan and the Directors’ Plan;
          3. Up to 7,280,839 shares subject to outstanding grants under the Prior Plans cease to be subject to grants under the Prior Plans because the grants are terminated, expire or are canceled, and are registered on this registration statement.
          Airgas desires to carry over to this registration statement an aggregate of 8,592,638 shares registered pursuant to the Prior Registration Statements, as defined in Note 2 above, and for which registration fees have previously been paid.
          Following the filing of this registration statement, the shares carried over from the Prior Registration Statements will no longer be available for new awards under the Prior Plans, which plans were terminated as to future grants on the date of the 2006 Annual Meeting of Stockholders.
          Consequently, in accordance with the Instruction and the Interpretation, (1) Airgas is carrying over from the Prior Registration Statements and registering the offer and sale of 8,592,638 shares of common stock under the 2006 Equity Incentive Plan pursuant to this registration statement, for which the registration statement fees have been previously paid and are being carried over from the Prior Registration Statements; and (2) the Prior Registration Statements are being amended on a post-effective basis to reflect the transfer of an aggregate of 8,592,638 shares to this registration statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents are incorporated by reference in this registration statement:
          (a) The Company’s annual report on Form 10-K for the fiscal year ended March 31, 2006, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”);
          (b) The Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2006;
          (c) The Company’s current reports on Form 8-K filed since March 31, 2006 (the Company’s fiscal year-end);
          (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company’s fiscal year ended March 31, 2006; and
          (e) The description of the Company’s Common Stock contained in Item 1 of the Company’s registration statement on Form 8-A filed under the 1934 Act on December 19, 1986.
          In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          As of September 6, 2006, certain attorneys with McCausland Keen & Buckman, counsel for the Registrant, beneficially owned 30,455 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law (the “DGCL”) permits the indemnification by a Delaware corporation of its directors, officers, employees, and other agents against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative, or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was illegal. In the case of derivative actions, indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.
          The Company’s Bylaws provide that it will indemnify to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Company or any predecessor of the Company, or served any other enterprise as a director or officer at the request of the Company or any predecessor of the Company. The Company maintains liability insurance on behalf of its officers and directors.
          Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any willful or negligent payment of an unlawful dividend, stock purchase or redemption, or (d) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides that the personal liability of the Company’s directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.

4.1†	2006 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 9, 2006).

4.2†	Form of Stock Option Grant Letter to Employees. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 9, 2006).

4.3†	Form of Stock Option Grant Letter to Non-Employee Directors. (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated August 9, 2006).

5*	Opinion of McCausland Keen & Buckman.

23.1*	Consent of McCausland Keen & Buckman (included in Exhibit 5).

23.2*	Consent of KPMG LLP.

24*	Power of Attorney (see signature page of the Registration Statement).

*	Filed herewith.
†	Management contract or arrangement.
Item 9. Undertakings.
          (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Delaware County, Pennsylvania, on the 7th day of September, 2006.

AIRGAS, INC.

By:	/S/ PETER McCAUSLAND

Peter McCausland, Chairman, President and
Chief Executive Officer

By:	/S/ ROGER F. MILLAY

Roger F. Millay, Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)

By:	/S/ ROBERT M. McLAUGHLIN

Robert M. McLaughlin, Vice President and
Controller
(Principal Accounting Officer)

POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Peter McCausland, Dean A. Bertolino and Roger F. Millay, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/S/ PETER McCAUSLAND	Date: September 7, 2006
Peter McCausland,
Chairman and Director

By:	/S/ WILLIAM O. ALBERTINI	Date: September 7, 2006

William O. Albertini, Director

By:	/S/ W. THACHER BROWN	Date: September 7, 2006

W. Thacher Brown, Director

By:	/S/ JAMES W. HOVEY	Date: September 7, 2006

James W. Hovey, Director

By:	/S/ RICHARD C. ILL	Date: September 7, 2006

Richard C. Ill, Director

By:	/S/ PAULA A. SNEED	Date: September 7, 2006

Paula A. Sneed, Director

By:	/S/ DAVID M. STOUT	Date: September 7, 2006

David M. Stout, Director

By:	/S/ LEE M. THOMAS	Date: September 7, 2006

Lee M. Thomas, Director

By:	/S/ ROBERT L. YOHE	Date: September 7, 2006

Robert L. Yohe, Director